Exhibit 99.1

260 Hudson River Road Waterford, NY 12188 momentive.com	NEWS RELEASE

FOR IMMEDIATE RELEASE

Momentive Announces Second Quarter 2016 Results
Second Quarter Highlights

•	Net sales were $586 million, an increase of 9% sequentially and a slight decline of 3% year-over-year.

•	Net loss of $10 million compared with net income of $12 million in the prior year period.

•	Segment EBITDA was $66 million, an increase of 61% sequentially and 10% year-over-year. On a constant currency basis, Segment EBITDA increased 15% year-over-year.

•	Operating cash flow was $54 million compared with $8 million in the first half of 2015.

•	Strong balance sheet with significant liquidity of $415 million as of June 30, 2016.

WATERFORD, N.Y. (August 9, 2016) - MPM Holdings Inc. (“Momentive” or the “Company”) (OTCQX: MPMQ) today announced results for the second quarter ended June 30, 2016.

“We are pleased with our improvement in operating performance, which reflects our ongoing transformation initiatives, including growth investments, productivity initiatives, and improved production reliability,” said Jack Boss, Chief Executive Officer and President. “Despite a relatively weak global economic environment, in the second quarter of 2016 we delivered $66 million of Segment EBITDA, a significant sequential and year-over-year improvement. Our previously announced global restructuring program is also progressing favorably and in May 2016 we began restructuring the Quartz segment which we expect to deliver approximately $5 million of incremental annual cost savings when fully implemented in 2017.”

Mr. Boss added: “We are seeing solid momentum in our business due to our growth initiatives, investments in operational reliability, and our global restructuring program. We continue to invest in areas where we have a strategic advantage, such as our NXT* silanes expansion in Leverkusen, Germany and a newly announced Silquest A-Link production expansion in Sistersville, West Virginia, as well as other growth projects that remain on track. We believe that our strategic investments and restructuring actions will position us well as end markets improve.”

Second Quarter 2016 Results
Net Sales. Net sales for the three months ended June 30, 2016 were $586 million, a decrease of 3% compared with $602 million in the prior-year period. The decline in net sales was driven by lower silicone volumes primarily due to softer demand in the Asia Pacific region, partially offset by improved product mix and higher quartz sales.

Segment EBITDA. Segment EBITDA for the three months ended June 30, 2016 was $66 million, an increase of 10% compared with $60 million in the prior-year period. The increase in Segment EBITDA was primarily driven by cost reductions and raw material deflation in the silicones segment. See “Non-U.S. GAAP Measures” and Schedule 4 to this release for further information regarding Segment EBITDA for a reconciliation of Segment EBITDA to net (loss) income.

Segment Results
Following are net sales and Segment EBITDA by reportable segment for the second quarter ended June 30, 2016. Corporate is primarily corporate, general and administrative expenses that are not allocated to the operating segments, such as certain shared service and administrative functions.

Net Sales (1):
(in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Silicones	$539	$559	$1,039	$1,091
Quartz	47	43	$83	$90
Total	$586	$602	$1,122	$1,181
(1) Intersegment sales are not significant and, as such, are eliminated within the selling segment.

Segment EBITDA:

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Silicones	$70	$60	$120	$112
Quartz	6	9	7	20
Corporate	(10)	(9)	(20)	(20)
Total	$66	$60	$107	$112

Global Restructuring Program
As previously announced during the fourth quarter of 2015 and as increased in March and May of 2016, Momentive has targeted $35 million in annual structural cost reduction initiatives through a global restructuring program. As of June 30, 2016, actions for the restructuring program have been implemented and the Company expects to deliver approximately $25 million in savings in 2016. Momentive expects to incur costs of approximately $15 million, primarily for severance associated with the cost savings program. The targeted savings are being achieved primarily through a reduction in force and delayering of our organization mostly in selling, general and administrative roles, as well as productivity actions at our operating facilities.
Liquidity and Balance Sheet
At June 30, 2016, Momentive had net debt, which is total debt less cash and cash equivalents, of approximately $1.0 billion. In addition, at June 30, 2016, Momentive had approximately $415 million in liquidity, including $206 million of unrestricted cash and cash equivalents and $209 million of availability under its senior secured asset-based revolving loan facility. Momentive expects to have adequate liquidity to fund its operations for the foreseeable future from cash on its balance sheet, cash flows provided by operating activities and amounts available for borrowings under the ABL Facility.

Earnings Call
Momentive will host a teleconference to discuss second quarter ended June 30, 2016 results on Tuesday August 9, 2016, at 10 a.m. Eastern Time. Interested parties are asked to dial-in approximately 10 minutes before the call begins at the following numbers:

U.S. Participants: (877) 679-3920
International Participants: + 1 (419) 329-4702
Participant Passcode: 28627888

Live Internet access to the call and presentation materials will be available through the Investor Relations section of the Company’s website: www.momentive.com. A replay of the call will be available for three weeks beginning at 2 p.m. Eastern Time on August 9, 2016. The playback can be accessed by dialing (855) 859-2056 (U.S.) and +1 (404) 537-3406 (International). The passcode is 28627888. A replay also will be available through the Investor Relations Section of the Company’s website.

Non-U.S. GAAP Measures
Segment EBITDA is defined as EBITDA (earnings before interest, income taxes, depreciation and amortization) adjusted for certain non-cash and certain other income and expenses. Segment EBITDA is an important measure used by the Company's senior management and board of directors to evaluate operating results and allocate capital resources among segments. Segment EBITDA should not be considered a substitute for net income (loss) or other results reported in accordance with accounting principles generally accepted in the United States (“GAAP”). Segment EBITDA may not be comparable to similarly titled measures reported by other companies. See Schedule 4 to this release for a reconciliation of Segment EBITDA to net (loss) income.

Adjusted EBITDA is defined as EBITDA adjusted for certain non-cash and certain non-recurring items and other adjustments calculated on a pro-forma basis, including the expected future cost savings from business optimization or other programs and the expected future impact of acquisitions, in each case as determined under the governing debt instrument. As the Company is highly leveraged, the Company believes that including the supplemental adjustments that are made to calculate Adjusted EBITDA provides additional information to investors about the Company’s ability to comply with its financial covenants and to obtain additional debt in the future. Adjusted EBITDA is not a defined term under GAAP. Adjusted EBITDA is not a measure of financial condition, liquidity or profitability, and should not be considered as an alternative to net income (loss) determined in accordance with GAAP or operating cash flows determined in accordance with GAAP. Additionally, EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not take into account certain items such as interest and principal payments on the Company’s indebtedness, depreciation and amortization expense (because the Company uses capital assets, depreciation and amortization expense is a necessary element of the Company’s costs and ability to generate revenue), working capital needs, tax payments (because the payment of taxes is part of the Company’s operations, it is a necessary element of the Company’s costs and ability to operate), non-recurring expenses and capital expenditures. Fixed Charges under the indentures should not be considered as an alternative to interest expense. See Schedule 5 to this release for a reconciliation of net loss to Adjusted EBITDA and the calculation of the Adjusted EBITDA to Fixed Charges ratio.

Forward-Looking and Cautionary Statements
Certain statements in this press release are forward-looking statements within the meaning of and made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements related to our transformation and restructuring activities, growth and productivity initiatives, anticipated cost savings, growth, and market recovery, and competitiveness. In addition, our management may from time to time make oral forward-looking statements. All statements, other than statements of historical facts, are forward-looking statements. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “may,” “will,” “could,” “should,” “seek” or “intend” and similar expressions. Forward-looking statements reflect our current expectations and assumptions regarding our business, the economy and other future events and conditions and are based on currently available financial, economic and competitive data and our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, services, prices and other factors as discussed in the Risk Factors section of our most recent Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission (the “SEC”). While we believe our assumptions are reasonable, we caution you against relying on any forward-looking statements as it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: a weakening of global economic and financial conditions, interruptions in the supply of or increased cost of raw materials, changes in governmental regulations or interpretations thereof and related compliance and litigation costs, difficulties with the realization of cost savings in connection with our global restructuring, transformation and strategic initiatives, including transactions with our affiliate, Hexion Inc., pricing actions by our competitors that could affect our operating margins, our ability to obtain additional financing, and the other factors listed in the Risk Factors section of our SEC filings. All forward-looking statements are expressly qualified in their entirety by this cautionary notice. The forward-looking statements made by us speak only as of the date on which they are made. Factors or events that could cause our actual results to differ may emerge from time to time. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

About Momentive
Momentive is a global leader in silicones and advanced materials, with a 75- plus year heritage of being first to market with performance applications that support and improve everyday life. Momentive delivers science-based solutions for major industries, by linking its custom technology platforms to allow the creation of unique solutions for customers. Additional information is available at www.momentive.com.

Contact
Media and Investors:
John Kompa
(614) 225-2223
john.kompa@momentive.com

*NXT is a trademark of Momentive Performance Materials Inc.
(See Attached Financial Statements)

MPM HOLDINGS INC.
SCHEDULE 1: CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except share data)	2016	2015	2016	2015
Net sales	$586	$602	$1,122	$1,181
Cost of sales	468	490	914	969
Gross profit	118	112	208	212
Costs and expenses:
Selling, general and administrative expense	78	60	159	134
Research and development expense	17	18	33	36
Restructuring and other costs	4	5	9	9
Other operating expense (income), net	2	2	8	(5)
Operating income (loss)	17	27	(1)	38
Interest expense, net	19	20	38	39
Gain on extinguishment of debt	—	—	(9)	—
Other non-operating expense (income), net	5	(2)	2	2
Reorganization items, net	—	2	1	7
(Loss) income before income taxes and earnings from unconsolidated entities	(7)	7	(33)	(10)
Income tax (benefit) expense	4	(5)	(4)	5
(Loss) income before earnings from unconsolidated entities	(11)	12	(29)	(15)
Earnings from unconsolidated entities, net of taxes	1	—	1	1
Net (loss) income	$(10)	$12	$(28)	$(14)

Net loss per share:
Net (loss) income per common share—basic	$(0.21)	$0.25	$(0.58)	$(0.29)
Net (loss) income per common share—diluted	$(0.21)	$0.25	$(0.58)	$(0.29)
Shares used in per-share calculation
Weighted average common shares outstanding—basic	48,055,194	48,015,976	48,041,894	48,002,563
Weighted average common shares outstanding—diluted	48,055,194	48,084,004	48,041,894	48,002,563

MPM HOLDINGS INC.
SCHEDULE 2: CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions, except share data)	June 30, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents (including restricted cash of $4)	$210	$221
Accounts receivable (net of allowance for doubtful accounts of less than $1)	313	292
Inventories:
Raw materials	136	143
Finished and in-process goods	281	238
Other current assets	49	48
Total current assets	989	942
Investment in unconsolidated entities	20	19
Deferred income taxes	9	9
Other long-term assets	20	19
Property, plant and equipment:
Land	81	73
Buildings	309	293
Machinery and equipment	951	875
	1,341	1,241
Less accumulated depreciation	(210)	(134)
	1,131	1,107
Goodwill	219	211
Other intangible assets, net	353	356
Total assets	$2,741	$2,663
Liabilities and Equity
Current liabilities:
Accounts payable	$230	$223
Debt payable within one year	37	36
Interest payable	11	11
Income taxes payable	8	5
Accrued payroll and incentive compensation	52	43
Other current liabilities	112	83
Total current liabilities	450	401
Long-term liabilities:
Long-term debt	1,156	1,169
Pension and postretirement benefit liabilities	320	333
Deferred income taxes	75	70
Other long-term liabilities	61	64
Total liabilities	2,062	2,037
Commitments and contingencies
Equity
Common stock - $0.01 par value; 70,000,000 shares authorized; 48,058,114 and 47,989,000 shares issued and outstanding at June 30, 2016 and December 31, 2015, respectively	—	—
Additional paid-in capital	863	861
Accumulated other comprehensive loss	(13)	(92)
Accumulated deficit	(171)	(143)
Total equity	679	626
Total liabilities and equity	$2,741	$2,663

MPM HOLDINGS INC.
SCHEDULE 3: CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended June 30,
(In millions)	2016	2015
Cash flows provided by operating activities
Net loss	$(28)	$(14)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	84	76
Unrealized actuarial losses (gains) from pensions and other post retirement liabilities	5	(10)
Pension curtailment gain	—	(3)
Deferred income tax (benefit) expense	(14)	2
Unrealized foreign currency gains	—	(2)
Amortization of debt discount	12	11
Gain on the extinguishment of debt	(9)	—
Other non-cash adjustments	7	1
Net change in assets and liabilities:
Accounts receivable	(14)	(23)
Inventories	(25)	(44)
Accounts payable	(2)	13
Income taxes payable	3	(8)
Other assets, current and non-current	(7)	9
Other liabilities, current and non-current	42	—
Net cash provided by operating activities	54	8
Cash flows used in investing activities
Capital expenditures	(52)	(54)
Capitalized interest	(1)	(1)
Purchases of intangible assets	(1)	(2)
Net cash used in investing activities	(54)	(57)
Cash flows used in financing activities
Proceeds from sale of common stock	—	1
Net short-term debt borrowings (repayments)	1	(1)
Repayments of long-term debt	(16)	—
Net cash used in financing activities	(15)	—
Decrease in cash and cash equivalents	(15)	(49)
Effect of exchange rate changes on cash and cash equivalents	4	(5)
Cash and cash equivalents (unrestricted), beginning of period	217	223
Cash and cash equivalents (unrestricted), end of period	$206	$169
Supplemental disclosures of cash flow information
Cash paid for:
Interest	$28	$28
Income taxes, net of refunds	7	8
Non-cash investing activity:
Capital expenditures included in accounts payable	$18	$10

MPM HOLDINGS INC.
SCHEDULE 4: RECONCILIATION OF SEGMENT EBITDA TO NET (LOSS) INCOME (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Segment EBITDA:
Silicones	$70	$60	$120	$112
Quartz	6	9	7	20
Corporate	(10)	(9)	(20)	(20)
Total	$66	$60	$107	$112

Reconciliation:
Items not included in Segment EBITDA:
Non-cash charges	$(7)	$—	$(11)	$(3)
Unrealized actuarial gains (losses) from pensions and other post retirement liabilities	—	13	(5)	13
Restructuring and other costs	(4)	(5)	(9)	(9)
Reorganization items, net	—	(2)	(1)	(7)
Total adjustments	(11)	6	(26)	(6)
Interest expense, net	(19)	(20)	(38)	(39)
Income tax (expense) benefit	(4)	5	4	(5)
Depreciation and amortization	(42)	(39)	(84)	(76)
Gain on extinguishment of debt	—	—	9	—
Net (loss) income	$(10)	$12	$(28)	(14)

MOMENTIVE PERFORMANCE MATERIALS INC.
SCHEDULE 5: RECONCILIATION OF LAST TWELVE MONTHS NET LOSS TO ADJUSTED EBITDA (Unaudited)

June 30, 2016
LTM Period
Net loss	$(95)
Gain on extinguishment of debt	(16)
Interest expense, net	78
Income tax expense	4
Depreciation and amortization	161
EBITDA	132
Adjustments to EBITDA
Restructuring and other costs(a)	32
Reorganization items, net(b)	2
Unrealized losses. net on pension and postretirement benefits(c)	2
Pro forma cost savings from other initiatives (d)	24
Non-cash charges and other income and expenses(e)	22
Exclusion of Unrestricted Subsidiary results(f)	(27)
Adjusted EBITDA	$187
Pro forma fixed charges(g)	$54
Ratio of Adjusted EBITDA to Fixed Charges(h)	3.46

(a)	Relates primarily to one-time payments for services and integration expenses, as well as costs related to restructuring our capital structure.

(b)	Represents incremental costs incurred directly as a result of our Chapter 11 filings, including certain professional fees.

(c)	Represents non-cash actuarial losses resulting from pension and postretirement liability curtailment and remeasurements.

(d)
Represents estimated cost savings, on a pro forma basis, from initiatives not related to the Shared Services Agreement implemented or being implemented by management, including headcount reductions and indirect cost savings.

(e)
Non-cash charges and other income and expenses includes the effects of unrealized foreign exchange transaction losses related to certain intercompany arrangements, unrealized derivative gains and losses, losses on asset disposals and stock-based compensation expense.

(f)	Reflects the exclusion of the EBITDA of our subsidiaries that are designated as Unrestricted Subsidiaries under the ABL Facility and the indentures that govern our notes.

(g)	Reflects pro forma interest expense based on outstanding indebtedness and interest rates at June 30, 2016.

(h)
The Company’s ability to incur additional indebtedness, among other actions, is restricted under the indentures governing our notes, unless the Company has an Adjusted EBITDA to Fixed Charges ratio of 2.0 to 1.0. As of June 30, 2016, we were able to satisfy this test and incur additional indebtedness under these indentures.